UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 9, 2009

WesBanco, Inc.
 (Exact name of registrant as specified in its charter)

West Virginia	000-08467	55-0571723
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Bank Plaza, Wheeling, WV	26003
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code       (304) 234-9000

Former name or former address, if changed since last report  Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On September 9, 2009, WesBanco, Inc. (the “Company”) entered into a Letter Agreement (the “Repurchase Agreement”) with the United States Department of the Treasury (the “Treasury”), pursuant to which the Company repurchased all 75,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), for an aggregate purchase price of $75,250,000, which includes all accrued and unpaid dividends. Previously, on December 5, 2008, the Company issued and sold the Series A Preferred Stock, along with a warrant to purchase 439,282 shares of the Company’s common stock, to the Treasury for an aggregate purchase price of $75.0 million.

Pursuant to the terms of the Repurchase Agreement, the Company has 15 days to deliver notice to the Treasury of its intent to repurchase the warrant, otherwise the Treasury will be permitted to liquidate the warrant. A copy of the Repurchase Agreement is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a result of the repurchase by the Company of the Series A Preferred Stock, under the terms of the Executive Compensation Amendment Agreements the form of which were filed as exhibits 10.1 and 10.2 to the Company’s second quarter 10-Q filed on August 10, 2009, all such Executive Compensation Amendment Agreements were automatically terminated.

Item 8.01 Other Events.

The Company issued a press release dated September 9, 2009 to announce the repurchase of the Series A Preferred Stock from the Treasury.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

d)	Exhibits:

10.1 - Letter Agreement, dated September 9, 2009, between the Company and the United
           States Department of the Treasury. with respect to the repurchase of the Series A
           Preferred Stock.

99.1 – Press Release of the Company dated September 9, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WesBanco, Inc.
(Registrant)

Date: September 9, 2009	/s/ Robert H. Young
Robert H. Young
Executive Vice President and
Chief Financial Officer